UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2019 (July 16, 2019)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55929	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

ITEM 8.01 OTHER EVENTS

Completion of Payments for the Purchase of Taishui Grottos Land Parcel and Related Seller Undertaking

As previously reported, Aerkomm Inc., a Nevada corporation (“Aerkomm”), and its wholly-owned subsidiary, Aerkomm Taiwan Inc. (the “Aerkomm Taiwan”), entered into a certain Real Estate Sales Contract on July 10, 2018 (the “Definitive Agreement”) with Tsai Ming-Yin (the “Seller”) and Sunty Development Co., Ltd., as trustee, pursuant to which Aerkomm, Aerkomm Taiwan and the Seller agreed to definitive terms and conditions relating to the acquisition by Aerkomm Taiwan of a parcel of land (the “Parcel”) located at the Taishui Grottoes in the Xinyi District of Keelung City, Taiwan. The Parcel consists of approximately 6.36 acres of undeveloped land and is expected to be used by Aerkomm and Aerkomm Taiwan to build Aerkomm’s first satellite ground station and data center. The purchase price for the Parcel (the “Purchase Price”), which is expressed in New Taiwan Dollars in the Definitive Agreement, is NT$1,056,297,507.

As previously reported, on July 30, 2018, on September 4, 2018, and on November 2, 2018, the parties entered into amendments to the Definitive Agreement primarily to extend the deadline for the payment in full of the Purchase Price for the Parcel. On January 3, 2019, the parties entered into a fourth amendment to the Definitive Agreement which included, among other things, (i) an extension of the Purchase Price payment deadline from January 4, 2019 to July 4, 2019, and (ii) an extension of the Seller’s right to cancel and terminate the Definitive Agreement from February 4, 2019 to August 4, 2019.

On July 3, 2019, the Company paid the Seller a final installment on the Purchase Price in the amount of US$624,462 and, as a result of that payment, the Purchase Price for the Parcel was paid in full. On July 16, 2019, the Seller provided Aerkomm with a letter of undertaking not to exercise his right to cancel and terminate the Definitive Agreement and to proceed with the transfer of ownership of the Parcel to Aerkomm Taiwan. A copy if this letter of undertaking is attached hereto as Exhibit 99.1

Issuance of AMF Visa and Approval of Euronext Paris Listing

On July 18, 2019, Aerkomm announced that the French Autorité des Marchés Financiers (the “AMF”) granted on July 17, 2019 visa number 19-372 on the prospectus relating to the admission of Aerkomm’s common stock to listing and trading on the Professional Segment of the regulated market of Euronext Paris (“Euronext Paris”).

Aerkomm’s common stock is scheduled to begin trading on Euronext Paris on July 23, 2019 under the symbol “AKOM” and will be denominated in Euros on Euronext Paris. This listing will not alter Aerkomm’s share count, capital structure, or current common stock listing on the OTCQX, where it also trades (in US dollars) under the symbol “AKOM.”

On July 18, 2019, the Company issued a press release (the “Press Release”) announcing the granting of the AMF visa and the Euronext Paris listing. A copy of the Press Release is attached hereto as Exhibit 99.2. A copy of the Aerkomm prospectus dated July 17, 2019, published by the AMF in connection with the Euronext Paris listing (the “Euronext Paris Prospectus”) is attached hereto as Exhibit 99.3.

Related Party Transactions

As reported in Aerkomm’s quarterly report on Form 10-Q for the period ended March 31, 2019, filed with the Securities and Exchange Commission on May 14, 2019, on May 9, 2019, two of Aerkomm’s current shareholders (the “Lenders”) each committed to provide to Aerkomm a $10 million bridge loan for an aggregate principal amount of $20 million, to bridge Aerkomm’s cash flow needs prior to its obtaining a mortgage loan to be secured by the Parcel Aerkomm and Aerkomm Taiwan are in the process of purchasing in Taiwan (discussed above). One of the Lenders is a beneficial owner of more than ten percent (10%) of Aerkomm’s outstanding common stock and, thus, is a related party to Aerkomm.

ITEM 9.01. FINANCIAL STATEMENT AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Letter of Undertaking dated July 16, 2019
99.2	Press Release dated and issued July 18, 2019
99.3	Euronext Paris Prospectus dated July 17, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2019	AERKOMM INC.

/s/ Jeffrey Wun
Name: Jeffrey Wun
Title: Chief Executive Officer

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